UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

A series of videos featuring members of United States Steel Corporation’s (“U. S. Steel’s”) board of directors were made available on www.VoteforUSSFuture.com beginning on April 3, 2025. A copy of the transcripts for these videos and the updated website content can be found below:

U. S. Steel’s Approach to Strategy

David B. Burritt (President & Chief Executive Officer), Tracy A. Atkinson (Independent Director), Terry L. Dunlap (Independent Director), Paul A. Mascarenas (Independent Director), David S. Sutherland (Independent Board Chair), Michael McGarry (Independent Director)

U. S. Steel is a big, complicated organization. We've had to make some really hard decisions. But through those hard decisions, we've made our operations better, we've made our employees better, and we've made the performance for our stockholders much better.

In 2017, when Dave Burritt was named CEO, Dave and this board undertook a significant strategic transformation. The goal of that transformation was to become a lower cost, lower capital intensive business with much more profitable and streamlined and focused business. And we undertook that through a series of very hard and very bold decisions.

I watched as they developed this new strategy with the acquisition of Big River Steel in 2019 and felt it was one of the greatest acquisition transformation strategies that I've seen in the industry in a very, very long time.

We're now at the point where we can start to capitalize on over $4 billion of strategic investments, investments that have gone into developing new products, investments that have gone into developing new manufacturing facilities. These combined really set us up very, very well for the future.

All of our plans, whether they be our tactical, operational or strategic plans center around our stockholders and sustainable returns. We're doing the right thing, and whether that's from a safety standpoint, an environmental standpoint from a legal and ethical standpoint. It's never a question about what to do, it's a question of how fast to move.

And I've been really proud that we have moved really fast in the last six years to shift our company to a company that every steel company in the world would love to own. And what we've done here today is maximize value for our shareholders.

Our Board’s Approach to Executive Compensation & Succession Planning

Tracy A. Atkinson (Independent Director), John J. Engel (Independent Director), Terry L. Dunlap (Independent Director), Andrea J. Ayers (Independent Director), David S. Sutherland (Independent Board Chair)

First and foremost, executive compensation starts with being aligned with shareholders. Each one of our executives has a performance plan, including our CEO.

The overall philosophy of the board on executive compensation is to attract, develop and retain the best talent, period.

It's incredibly important that that we, you know, that we have a pay-for-performance operating environment and culture, which is what we clearly have in place at U. S. Steel.

One of the key priorities of the board is certainly leadership succession planning and CEO succession planning. We talk about it routinely. We talk about it regularly. We have great exposure to our top leaders of the company, at virtually every meeting.

There is no substitute for having a great CEO, and there is no substitute for having a robust succession plan, so that you know who's coming into that job next, and you know it well before you need to make that decision.

There are multiple candidates in the pipeline at different levels that we're mentoring and helping through the process, so that we can ensure that U. S. Steel always has the right leader for the right time.

So we have a succession program here at U. S. Steel, where we are examining our existing employees. And we are examining the pipeline below those and making sure that we have programs and opportunities in place such that we have people that are ready to replace in the one, three and five year timeframes for virtually all of the senior management team. It's one thing, whether it feels good or not, but it's an absolute necessity.

Maintaining a Balanced and Engaged Board

Tracy A. Atkinson (Independent Director), Alicia J. Davis (Independent Director), Paul A. Mascarenas (Independent Director), John J. Engel (Independent Director), Terry L. Dunlap (Independent Director), David B. Burritt (President & Chief Executive Officer), Andrea J. Ayers (Independent Director)

I've been in a lot of boardrooms, as part of my career. And I can say to you that U. S. Steel has a very effective and high performing board.

Our board is most effective because we are incredibly collaborative, we truly trust each other. When you have trust in the boardroom, you can really challenge each other. You can challenge each other, and we do that quite regularly.

We're really making sure the decisions that we're making are the right decisions for U. S. Steel and the right decisions for our employees, the right decisions for our shareholders, the right decision for our communities.

The U. S. Steel Board of Directors focuses on board refreshment, on finding candidates for the board who come from a diversity of backgrounds, who bring different perspectives and experiences that make us better as a collective.

As we think about new directors potentially joining our board, we look for people that can think strategically. We look for people that can contribute in the broadest sense to the discussions in the boardroom.

It's incredibly important that that board member brings strong leadership and adds to the overall collective strength of the board. We're focused on leaders of business that have successful track records and have impeccable ethics and integrity.

Our board is also very collaborative with our management and leadership team. We provide feedback, and we absolutely hold them accountable, each and every day. And when they say what they're going to do, we hold them accountable to actually deliver on those promises and results.

When you meet with board members, it's the quality of their questions that make the difference in terms of how you improve the business. And they lean in, they lean in during the board meetings and they lean in in between the board meetings. This is really been something that's been very special.

As a board, we're very diverse, and we all come at things with a different skill set. I think we use that diversity of experiences to hold the team accountable because we really can, somewhere in the boardroom, speak their language, and we really have done what they're doing, to some degree. And so we're able to bring that to the table.

The U. S. Steel Board Holds Management Accountable

John J. Engel (Independent Director), Alicia J. Davis (Independent Director), Murry S. Gerber (Independent Director), Michael McGarry (Independent Director), David B. Burritt (President & Chief Executive Officer), Paul A. Mascarenas (Independent Director)

A critical role of the board is to ensure that management is accountable to its commitments. It's a high say-do ratio. When you spend all this time developing strategy and developing a great plan, it's only as good as the execution.

We've set long term objectives as a Board of Directors, and it's our job to make sure that everything is accomplished.

The two key decisions that a board needs to make is pick a CEO that they have trust in, that can carry the company through. And the second most important thing is to align on a strategy that we think collectively can be successful.

So the board holds management accountable on several levels, certainly the financial level, also the personnel level, which is an ongoing risk, you know, you have to have good people.

The board approves management strategy, for particular, both long term and short term. And then the board takes stock of that strategy at each and every meeting. When we set our strategic directives every year, they're not a walk in the park. They're challenging the team. And then what are we doing as a board? We're holding Dave accountable, not only to the strategic objectives, but delivering on them.

The board challenges us every day. This is possibly the most engaged board that I've ever seen.

And so it's a continuous dialogue, not just at the board meetings, but as I like to say, it's the space between the notes that make the music.

They want you to think differently. They will think outside the box. And they all work in different fields, in different industries, but they've all dealt with similar problems and similar opportunities. So having this challenge, this ongoing dialogue, I think is very meaningful and very helpful for us to get the best value for stockholders.

So this is a board that's absolutely focused on holding management accountable to deliver to our shareholders.

We always ensure that management have got individual goals and objectives that align with both the annual plan and the high level corporate strategy. And that corporate strategy is absolutely put together to deliver the best value, the best outcome for all of our shareholders.

Our Robust and Competitive Strategic Review

David B. Burritt (President & Chief Executive Officer), Alicia J. Davis (Independent Director), Michael McGarry (Independent Director), David S. Sutherland (Independent Board Chair), Andrea J. Ayers (Independent Director), Murry S. Gerber (Independent Director), Tracy A. Atkinson (Independent Director)

We initiated a strategic review because we have the best interests of the stockholders in mind.

So when we had a number of unsolicited bids, it was obvious to us that we needed to extract the most value for our stockholders.

The management team and U. S. Steel Corporation Board of Directors have been laser focused on maximizing shareholder value without regard to their own personal interests in maintaining their positions or their own financial outcomes. It's been what's best for the shareholder, and that's been at the forefront of all of our discussions.

It was clear to us that the best result for the employees, for the communities in which we live and operate, as well as for our shareholders, was to sell the company. And that was the path that we ended up choosing.

By the end of the process, it became very clear that the Nippon proposal was head and shoulders above anybody else. At $55 a share, all cash, taking obligations for all of the regulatory risks, and joining forces with an absolute world-class steelmaker did not compare to any of the other presentations.

When we looked at the particular characteristics of the offer from Nippon, it was just different than all the others in some pretty material ways.

It checked all the boxes. It did really good things for our shareholders. The deal itself has over 140% return. In my decades as a CEO and a board member, I've never seen a return like that on a transaction.

From U. S. Steel's standpoint, the combination of Nippon Steel and its worldwide enterprises with the United States market and mini mill technology, this becomes one of the largest and most capable steel companies in the world.

And so with their technology, U. S. Steel's assets, I think this will be, without question, the most capable and, well-funded steel companies in the world.

This transaction isn't just great for the stockholders, this is great for the employees as well, but also the customers, frankly, the communities where our employees live and work, and also for our country.

The next box it checked was for our employee base. They were willing to make investments, to make commitments to retain people, and the talent and do some really good things that, on our own we might not be able to do. And so that really spoke to us as a board.

And then the third was from an innovation for our customers perspective. We really wanted to make sure that whatever we did kept us at the leading edge of our industry, and we were doing the right thing to the people we sell our steel to. And this deal definitely did that. For all those reasons, we chose it. And I'm super proud of it. I think it is rare to find a transaction that really checks the box for your shareholder, your employees, and your customer base.

For our communities, it ensures that communities that have been long dependent on the steel industry will be revitalized and will, you know, continue to thrive with strong jobs and growing economies And for the American economy, to provide growth for the future.

Ensuring Stockholders are Heard

Tracy A. Atkinson (Independent Director), John J. Engel (Independent Director), Michael McGarry (Independent Director), Terry L. Dunlap (Independent Director)

One of the things that most attracted me to joining U. S. Steel was their interest in soliciting investor feedback. In fact, that's why they asked me to join the board.

We get investor feedback in a lot of different formats, in a lot of different ways. We take it very seriously. We factor it in to all of our decisions. I would say to you that it's truly best in class and that shareholders' views matter at U. S. Steel.

So the board's role starts with ensuring that management has an aggressive investor relations agenda. A deep engagement with analysts and investors is a critical input into validating that we've got the right strategy, and we're delivering value.

Stockholder feedback is on a regular basis. First of all, we have a head of IR. We have a head of our CFO and our CEO. They are regularly talking to our shareholders. The board interacts with all three of those people on a regular basis.

We also get feedback from shareholders specifically on how we're doing. And from this regard, it's important that we continually touch base with shareholders, so that we're not operating in a vacuum.

The strategic review process was completely aligned with our shareholders' needs and wants. And frankly, it's what enabled us and pushed us forward to take the action we did with the merger agreement, and to get a strategic and get a historic premium to our share value.

No one in that room cared about losing their job. Everyone in that room cared about providing the best possible outcome and the best possible value for our shareholders and other important stakeholders in the business.

Engaging our Employees

Paul A. Mascarenas (Independent Director), Alicia J. Davis (Independent Director), Tracy A. Atkinson (Independent Director), Andrea J. Ayers (Independent Director), David S. Sutherland (Independent Board Chair), Michael McGarry (Independent Director), Murry S. Gerber (Independent Director), David B. Burritt (President & Chief Executive Officer)

This board is extremely focused on engaging with our employees because our employees are the heart and soul of this company.

I can say with certainty that there is no company in the world that values its employees more than U. S. Steel.

Our number one priority as a management team, as a Board of Directors, is making sure that our employees are safe.

The board takes great interest in all of our practices as it relates to our employees, whether it's people development, retention, employee engagement and compensation. All of these things matter to the board.

We want to make sure that we've got an engaged workforce, who feels that they're well compensated, who feels that we appreciate them. Without our people, we are nothing. And we understand that.

Everyone in the organization needs to understand strategy, and everyone needs to see how their compensation is linked. At U. S. Steel, we link it through a profit sharing program, and we have had 16 consecutive quarters of strong performance there.

Asset intense businesses only present returns to shareholders if the employees that run the equipment are as engaged as everyone else.

We have a lot of employees at U. S. Steel. It's important that they're rewarded also for all the value that they bring to U. S. Steel. And in that regard, we have a profit sharing plan such that when the company does well, they do well.

It's an extraordinary company with extraordinarily talented people and, more importantly, extraordinarily committed and good, solid people.

We have continuous ongoing engagement communications, whether it be through surveys or through focus groups or regular ongoing engagements through our our normal communications virtually. It's continuous, it's ongoing. It's making sure they have a big voice.

Well, let's face it, nothing gets done without the great work of our employees, and I'd put our employees up against anyone.

Active Board Oversight

Alicia J. Davis (Independent Director), Michael McGarry (Independent Director), John J. Engel (Independent Director), David S. Sutherland (Independent Board Chair), Paul A. Mascarenas (Independent Director)

We are very committed at U. S. Steel to having best in class directors who are focused on shareholder value creation, who are focused on getting to the right answer, who are able to exercise independent judgment, who are able to support management in achieving the company's long term strategic vision, but also asking the right questions and probing deeply about strategy and tactics and pushing hard on execution.

The board oversees execution very simply. At the beginning of the year, we set targets, that's both short term targets and long term targets. We set targets with management in mind as also with regards to shareholders in mind, and we measure that on a regular basis.

Risks, we don't look at those as static or something that's being fixed. We don't take a checklist mentality or approach. We look at risks as evolving. And the most critical risk elements are addressed in each and every board meeting. It's a process with deep reviews and ensuring that we have the mitigation plans in place that are addressing those risks.

The industry is always changing. It's always evolving, both from a competitive perspective as well as from a customer perspective.

And we need to be able to compete, and we need to be able to satisfy the customer. Because at the end of the day, if we do all of those things, then the shareholders will be rewarded. Steel never stands still.

Steel is always evolving, so customers are always going to have higher expectations. It's a cyclical market. And so what we want to do is have higher highs and higher lows.

I'm proud of bringing us to this point where we have the opportunity to deliver $55 value per share to our shareholders.

I'm extremely confident that this board is the right board to take us forward and to ensure the future of U. S. Steel, to ensure that the U.S. has a strong, viable domestic steel company.

Forward-Looking Statements

This communication contains information regarding the Company that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, anticipated capital expenditures, the construction or operation of new or existing facilities or capabilities and the costs associated with such matters, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the merger between the Company and Nippon Steel Corporation (the “Merger”), including the timing of the completion of the Merger. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the Merger on a timely basis or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the Merger (the “Merger Agreement”); risks arising from litigation related to the Merger, either brought by or against the parties; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger and related litigation; certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs or expenses resulting from the Merger; the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending Merger could distract management of the Company. The Company directs readers to Item 1A of the Annual Report on Form 10-K for the year ending December 31, 2024, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. All information in this report is as of the date above. The Company does not undertake any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations whether as a result of new information, future events or otherwise, except as required by law. References to “U. S. Steel,” the “Corporation,” the “Company,” “we,” “us,” and “our” refer to United States Steel Corporation and its consolidated subsidiaries unless otherwise indicated by the context. U. S. Steel does not incorporate into this document the contents of any website References throughout this document to greenhouse gas (“GHG”) emissions refer to Scope 1 and Scope 2 emissions.

Important Additional Information Regarding Proxy Solicitation

United States Steel Corporation (the “Company”) has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”) and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents regarding its solicitation of proxies for the 2025 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, ALONG WITH ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Company with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Company with the SEC also may be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Director Compensation,” “Proposal 2: Advisory Vote on Executive Compensation,” “Compensation & Organization Committee Report,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Potential Payments Upon Termination or Change in Control,” “CEO Pay Ratio,” “Pay Versus Performance,” “Stock Ownership of Directors and Executive Officers,” and “Stock Ownership of Certain Beneficial Owners.” To the extent holdings by our directors and executive officers of Company securities reported in the Proxy Statement have changed, such changes will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. These documents can be obtained free of charge from the sources indicated above.